Mark  Webb
Legal  Branch  Chief
Securities  and  Exchange  Commission
100  F  Street,  NE
Washington,  D.C.  20549-4561

RE:     PREPAID  CARD  HOLDINGS,  INC.
        REGISTRATION  STATEMENT  ON  FORM  10
        FILED  JUNE  9,  2008
        FILE  NO.  0-53270

Gentlemen  and  Ladies:

     Prepaid Card Holdings, Inc., file no. 0-53270 (the Company), hereby requests the withdrawal of the above-referenced registration statement on Form 10 filed on June 9, 2008 (the Registration Statement).

     The Company intends to re-file its Form 10 Registration Statement when it determines it is in the shareholders' best interests.

     Please do not hesitate to contact our office should you have any question or concerns in relation to this matter.

                                        Sincerely yours,

                                        PREPAID CARD HOLDINGS, INC.



                                        By: \s\ Bruce Berman
                                            ----------------
                                        Bruce Berman, President